Argentex Intersects 4.0 Meters Grading 965 g/t Ag and 3.23 g/t Au at its
100%-Owned Pinguino Silver/Gold Project in Santa Cruz, Argentina

Vancouver, B.C., March 28, 2011 - Argentex Mining Corporation (“Argentex” or “the Company”) (TSXV: ATX) (OTCBB: AGXM) is pleased to announce the first drilling results of its 2011 exploration program at its 100%-owned Pinguino Project, located in the mining friendly Santa Cruz Province of Argentina. The primary purpose of the 2011 exploration program, which includes a 17,000-meter drill program and a 12,000-meter trenching program, is to test known existing structures at a shallow depth to expand the current silver and gold resource at Pinguino. The Marta Noroeste vein is the first target to be tested within a 420-meter zone along a mineralized zone totaling approximately 1,500 meters in strike length. Drilling continues to return excellent grades and the highest to date within the structure, including 4.0 meters grading 965 g/t Ag and 3.23 g/t Au.

The following table displays selected analytical results from a total of 7 percussion (RC) holes from Marta Noroeste.  All of the holes in the table intersected oxidized gold and silver mineralization at shallow levels below surface.  A map of drill hole collars is available at http://www.argentexmining.com/images/MNW.jpg.

Drill Hole	From (m)	To (m)	Interval (m)*1	Gold (g/t)	Silver g/t
PR14-11 Including	0.00 5.00	32.00 6.00	32.00 1.00	0.07 1.02	41.7 659.0
PR16-11	23.00	24.00	1.00	0.02	8.6
PR18-11 Including	23.00 26.00	42.00 27.00	19.0 1.00	0.17 2.18	39.3 692.0
PR20-11 Including	24.00 26.00	32.00 29.00	8.00 3.00	0.32 0.36	105.9 214.3
PR21-11 Including	118.00 124.00	125.00 125.00	7.00 1.00	0.28 1.40	51.0 274.0
PR23-11 Including	19.00 23.00	28.00 27.00	9.00 4.00	1.97 3.23	473.0 965.0
PR28-11	18.00 41.00	20.00 44.00	2.00 3.00	0.33 0.28	67.5 46.4

*1True widths are estimated to be 85-90% of the stated core length

“These intersections on Marta Noroeste continue to highlight the presence of a significant mineralized silver and gold system, and represent another successful milestone in showcasing the potential of the exploration camp. Our experienced technical team, led by technical advisor Diego Guido, PhD, continues to identify a precious metals vein swarm consisting of 51+ veins over an approximate strike length of 75+ line-kilometers to date, making this one of the largest discoveries to date on the Tranquilo Trend, second only to the world-class Cerro Vanguardia mine (Anglo Ashanti) located to the south east. With the recent announcement of a positive Preliminary Economic Assessment (“PEA”), based on only a small portion of the Pinguino project, we believe that we are making significant progress in advancing the deposit to development stage,” commented Ken Hicks, President of Argentex. “Marta Noroeste is the first of more than 13 separate structures targeted in this program and we continue to be encouraged by these results, and look forward to reviewing additional data over the ensuing months from the 17,000-meter drill program”.

Initial drilling in 2011, together with a trenching survey, identified three shoots developing along the Marta Noroeste vein. The Central shoot, which was identified by previous drilling in 2010, has increased in the 2011 drilling to date, and remains open in all directions. The North shoot, discovered by the current 2011 drill program (hole PR14-11 that reports 1 m @ 1.02 g/t Au and 659 g/t Ag), remains open to the north. The South shoot, discovered by trenches (MNW-08-10 that reports 13.6 m @ 0.53 g/t Au and 32 g/t Ag), remains open in all directions and will be drill tested in the 2011 program. Of interest, the Marta Noroeste shoot develops down to 80 meters below surface, which is deeper than the average 50 meters deep oxidation limit on other shoots on the property.

Of the 17,000 meters planned for the first half of 2011, a total of 106 reverse circulation (“RC”) drill holes, covering 7,300 meters, have been completed with the first drill rig at the Pinguino property. The second rig recently added at Pinguino has completed 12 diamond drill holes for a total of 1,720 meters to date.

About Pinguino

Argentex’s Pinguino property is located in Argentina’s Patagonia region, within the Deseado Massif of Santa Cruz province. Argentex believes that recent high-grade silver discoveries within newly tested structures of the district scale vein system at Pinguino show potential for the development of a significant silver resource.

The Deseado Massif is an active region of mining with four precious metal mines currently in production, and includes multiple active advanced and early stage exploration projects.

Quality Assurance

Samples selected for analysis are sent to Acme Analytical Laboratories’ sample preparation lab in Mendoza, Argentina.  From there, sample pulps are sent to Santiago, Chile for fire assay gold analysis and to Vancouver, Canada for Group 1DX multi-element MS-ICP analysis.  Samples with over-limit zinc, lead, silver and/or copper are reanalyzed using an ore-grade high detection limit 7AR analysis, also conducted in Vancouver.  Acme Analytical Laboratories is an accredited ISO 9000:2001 full-service commercial laboratory with its head office in Vancouver. Referee analyses will be carried out by Alex Stewart (assayers) Argentina S.A. in Mendoza, Argentina.  Argentex, Acme and Alex Stewart all maintain comprehensive and independent Quality Control/Quality Assurance programs.

Exploration on the Pinguino property is being conducted under the supervision of Mr. Kenneth Hicks, P.Geo. Argentex's President and a "Qualified Person" (QP) as defined by Canada's National Instrument 43-101.

About Argentex:

Argentex Mining Corporation is an exploration company focused on the discovery of silver, gold and polymetallic deposits on its advanced late-stage exploration projects in the Patagonia region of southern Argentina.

In 2011, through an extensive targeted exploration program, Argentex is currently advancing its highly prospective projects, focusing primarily on its 100%-controlled Pinguino project, located in Santa Cruz province.  An early 2011 drill program of approximately 17,000 meters is underway at Pinguino, where Argentex plans to drill test the extents of previously identified high-grade silver targets discovered in 2010.  More than 9,000 meters of the proposed 17,000-meter program have been completed to date.  The new discoveries being drill tested include the Tranquilo and Luna veins at Pinguino, which returned high-grade results in previous drill programs, including 6.0 meters of over 2,428 g/t silver and 0.22 g/t gold and 6.4 meters of 486.6 g/t silver and 1.91 g/t gold. More than 51 individual veins have so far been discovered at Pinguino, with a combined strike length in excess of 75 line-kilometers.  Only a small percentage of veins and potential targets have been drill tested in the 42,300 meters of drilling completed at Pinguino to date.

Argentex's 10,000-hectare Pinguino property is located in Argentina's Patagonia region, within the Deseado Massif of Santa Cruz province. Pinguino is easily accessible, situated approximately 400 meters above sea level in low-relief topography.  An existing system of all-weather roads provides year-round access to the property.

In total, Argentex owns 100% of the mineral rights to more than 35 projects located within approximately 307,981 acres (124,636 hectares) of highly prospective land located in the Santa Cruz and Rio Negro provinces of Argentina. Shares of Argentex common stock trade under the symbol ATX on the TSX Venture Exchange and on the OTCBB under the symbol AGXM.

On behalf of Argentex Mining Corporation:

“Ken E. Hicks”
President

For further investor information, please contact the company at:

E-mail:                      info@argentexmining.com
Phone:                     604-568-2496 or 1-866-505-2895
Website:                  www.argentexmining.com

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements in this news release include statements about the company’s anticipation that the proposed program test known existing structures at a shallow depth to expand the current silver and gold resource at Pinguino and test the limits of recent high-grade silver targets discovered in 2010, its belief that it is making significant progress in advancing the deposit to development stage and its belief that recent high-grade silver discoveries within newly tested structures of the district scale vein system at Pinguino show potential for the development of a significant silver resource.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control.  These risks and uncertainties include, among other things, competition for qualified personnel and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans.  These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.